Exhibit 4.1
COMMERCIAL NET LEASE REALTY, INC.
as Issuer
to
WACHOVIA BANK, NATIONAL ASSOCIATION
as Trustee
Supplemental Indenture No. 6
Dated as of November 17, 2005

Supplementing the Indenture dated as of March 25, 1998

$150,000,000
of
6.15% Notes due 2015

          SUPPLEMENTAL INDENTURE NO. 6, dated as of November 17, 2005 (the “Supplemental Indenture No. 6”), between COMMERCIAL NET LEASE REALTY, INC., a corporation duly organized and existing under the laws of the State of Maryland (herein called the “Company”), and WACHOVIA BANK, NATIONAL ASSOCIATION (as successor trustee to First Union National Bank), a national banking association duly organized and existing under the laws of the United States of America, as Trustee (herein called the “Trustee”).
RECITALS OF THE COMPANY
          The Company and the Trustee are parties to an Indenture, dated as of March 25, 1998 (the “Original Indenture”), as supplemented by Supplemental Indenture No. 1 dated as of March 25, 1998, Supplemental Indenture No. 2 dated as of June 21, 1999, Supplemental Indenture No. 3 dated as of September 20, 2000, Supplemental Indenture No. 4 dated as of May 30, 2002 and Supplemental Indenture No. 5 dated as of June 18, 2004 (together with the Original Indenture, Supplemental Indentures 1 through 5 and this Supplemental Indenture No. 6, the “Indenture”) a form of which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, as an exhibit to the Company’s Registration Statement on Form S-3 (Registration No. 333-105635), providing for the issuance from time to time of Debt Securities of the Company (the “Securities”).
          The Company has heretofore issued, pursuant to the Indenture, (a) $100,000,000 aggregate principal amount of 7-1/8% Notes due 2008, (b) $100,000,000 aggregate principal amount of 8.125% Notes due 2004, (c) $20,000,000 aggregate principal amount of 8.50% Notes due 2010, (d) $50,000,000 aggregate principal amount of 7.75% Notes due 2012 and (e) $150,000,000 aggregate principal amount of 6.25% Notes dues 2014.
          The Company has commenced an offering of 6.15% Notes due 2015 (the “6.15% Notes”).
          Section 3.1 of the Original Indenture provides for various matters with respect to any series of Securities issued under the Indenture to be established in an indenture supplemental to the Indenture.
          Section 9.1(7) of the Original Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Original Indenture to establish the form or terms of Securities of any series as provided by Sections 2.1 and 3.1 of the Original Indenture.

          The Board of Directors of the Company has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture No. 6.
          All the conditions and requirements necessary to make this Supplemental Indenture No. 6, when duly executed and delivered, a valid and legally binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.
          NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE NO. 6 WITNESSETH:
          For and in consideration of the premises and the purchase of each of the series of Securities provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:
ARTICLE ONE
RELATION TO INDENTURE; DEFINITIONS
          SECTION 1.1. Relation to Indenture.
          This Supplemental Indenture No. 6 constitutes an integral part of the Indenture.
          SECTION 1.2. Definitions.
          For all purposes of this Supplemental Indenture No. 6, the following terms shall have the meanings specified except as otherwise expressly provided for or unless the context otherwise requires. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture. All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture No. 6.
          “6.15% Notes” has the meaning given in the Recitals of the Company.
          “Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

          “Annual Debt Service Charge” for any period means the aggregate interest expense for such period in respect of, and the amortization during such period of any original issue discount of, Indebtedness of the Company and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock.
          “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or in the City of Charlotte are authorized or required by law, regulation or executive order to close.
          “Capital Stock” means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.
          “Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Indebtedness of the Company and its Subsidiaries, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization of debt discount, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.
          “Corporate Trust Office” means the office of the Trustee at which, at any particular time, its corporate trust business for this transaction shall be principally administered, which office at the date hereof is located at 225 Water Street, Third Floor, Jacksonville, Florida 32202, and for purposes of the Place of Payment provisions of Sections 3.5 and 10.2 of the Original Indenture, is located at 1525 West W.T. Harris Blvd., Charlotte, North Carolina 28288-1153.
          “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity of the 6.15% Notes.

          “Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, extraordinary items and property valuation losses, net as reflected in the financial statements of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
          “Encumbrance” means any mortgage, lien, charge, pledge or security interest of any kind.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Commission.
          “GAAP” means generally accepted accounting principles as used in the United States applied on a consistent basis as in effect from time to time; provided that solely for purposes of any calculation required by the financial covenants contained herein, “GAAP” shall mean generally accepted accounting principles as used in the United States on the date hereof, applied on a consistent basis.
          “Indebtedness” of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Encumbrance existing on property owned by the Company or any Subsidiary, (ii) indebtedness for borrowed money of a Person other than the Company or a Subsidiary which is secured by any Encumbrance existing on property owned by the Company or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value (as determined in good faith by the Board of Directors of the Company) of the property subject to such Encumbrance, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, or (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company’s consolidated balance sheet as a capitalized lease in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Company or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).
          “Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any 6.15% Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of Redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the 6.15% Notes being redeemed or paid.
          “Redemption Price” has the meaning specified in Section 2.5 hereof.
          “Reinvestment Rate” means 0.25 percent (twenty-five one hundredths of one percent) plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release under the caption “Treasury constant maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For such purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.
          “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by the Company.
          “Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.
          “Total Assets” as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP (but excluding accounts receivable and intangibles).

          “Total Unencumbered Assets” means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Company and its Subsidiaries not subject to an Encumbrance for borrowed money, all determined on a consolidated basis in accordance with GAAP (but excluding accounts receivable and intangibles).
          “Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.
          “Unsecured Indebtedness” means Indebtedness which is not secured by any Encumbrance upon any of the properties of the Company or any Subsidiary.
ARTICLE TWO
THE SERIES OF NOTES
          SECTION 2.1. Title of the Securities.
          There shall be a series of Securities designated the “6.15% Notes due 2015.”
          SECTION 2.2. Limitation on Aggregate Principal Amount.
          (a) The aggregate principal amount of the 6.15% Notes shall be limited to $150,000,000, provided that the Company may, without the consent of the Holders of the Outstanding 6.15% Notes, “reopen” this series of Securities so as to increase the aggregate principal amount of 6.15% Notes Outstanding in compliance with the procedures set forth in the Indenture, including Sections 3.1 and 3.3 thereof, so long as any such additional notes have the same tenor and terms (including, without limitation, rights to receive accrued and unpaid interest) as the 6.15% Notes then Outstanding.
          (b) Nothing contained in this Section 2.2 or elsewhere in this Supplemental Indenture No. 6, or in the 6.15% Notes, is intended to or shall limit execution by the Company or authentication or delivery by the Trustee of 6.15% Notes under the circumstances contemplated by Sections 3.3, 3.4, 3.5, 3.6, 9.6, 11.7 and 13.5 of the Original Indenture.

          SECTION 2.3. Interest and Interest Rates; Maturity Date of 6.15% Notes.
          (a) The 6.15% Notes will bear interest at a rate of 6.15% per annum, from November 17, 2005 or from the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2006 (each, an “Interest Payment Date”), to the Person in whose name such 6.15% Note is registered at the close of business on June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”). Interest on the 6.15% Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
          (b) The interest so payable on any 6.15% Note which is not punctually paid or duly provided for on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the Person in whose name such 6.15% Note is registered on the relevant Regular Record Date, and such Defaulted Interest shall instead be payable either (i) to the Person in whose name such 6.15% Note is registered on the Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such 6.15% Note not less than 10 days prior to such Special Record Date or (ii) may be paid at any time in any other lawful manner in accordance with the Indenture.
          (c) If any Interest Payment Date or Stated Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Stated Maturity, as the case may be.
          (d) The 6.15% Notes will mature on December 15, 2015.
          SECTION 2.4. Limitations on Incurrence of Indebtedness.
          (a) The Company will not, and will not permit any Subsidiary to, incur any Indebtedness if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) is greater than 60% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any

Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.
          (b) In addition to the limitation set forth in subsection (a) of this Section 2.4, the Company will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Company and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) in the case of Acquired Indebtedness or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.
          (c) In addition to the limitations set forth in subsections (a) and (b) of this Section 2.4, the Company will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Encumbrance upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) which is secured by any Encumbrance on property of the Company or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Company or any

Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.
          (d) The Company and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Company and its Subsidiaries on a consolidated basis.
          (e) For purposes of this Section 2.4, Indebtedness shall be deemed to be “incurred” by the Company or a Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.
          SECTION 2.5. Redemption.
          The 6.15% Notes may be redeemed at any time at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the 6.15% Notes being redeemed plus accrued interest thereon to the Redemption Date and (ii) the Make-Whole Amount, if any, with respect to such 6.15% Notes (the “Redemption Price”).
          SECTION 2.6. Place of Payment.
          The Place of Payment where the 6.15% Notes may be presented or surrendered for payment, where the 6.15% Notes may be surrendered for registration of transfer or exchange and where notices and demands to and upon the Company in respect of the 6.15% Notes and the Indenture may be served shall be in the City of Charlotte, North Carolina, and the office or agency for such purpose shall initially be located at Wachovia Bank, National Association, 1525 West W.T. Harris Blvd., Charlotte, North Carolina 28288-1153.
          SECTION 2.7. Method of Payment.
          Payment of the principal of and interest on the 6.15% Notes will be made at the office or agency of the Company maintained for that purpose (which shall initially be an office or agency of the Trustee), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payments of principal and interest on the 6.15% Notes (other than payments of principal and interest due at Stated Maturity) may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto located within the United States, provided, that such Person owns 6.15% Notes in an aggregate principal amount of at least $1,000,000 and such Person makes a written request therefor for the appropriate Interest Payment Date.
          SECTION 2.8. Currency.

          Principal and interest on the 6.15% Notes shall be payable in Dollars.
          SECTION 2.9. Registered Securities; Global Form.
          The 6.15% Notes shall be issuable and transferable in fully registered form as Registered Securities, without coupons. The 6.15% Notes shall each be issued in the form of one or more permanent Global Securities. The depository for the 6.15% Notes shall initially be The Depository Trust Company (“DTC”). The 6.15% Notes shall not be issuable in definitive form except as provided in Section 3.5 of the Original Indenture.
          SECTION 2.10. Form of 6.15% Notes.
          The 6.15% Notes shall be substantially in the form attached as Exhibit A hereto.
          SECTION 2.11. Registrar and Paying Agent.
          The Trustee shall initially serve as Registrar and Paying Agent for the 6.15% Notes.
          SECTION 2.12. Defeasance.
          The provisions of Sections 14.2 and 14.3 of the Original Indenture, together with the other provisions of Article XIV of the Original Indenture, shall be applicable to the 6.15% Notes. The provisions of Section 14.3 of the Original Indenture shall apply to the covenants set forth in Section 2.4 of this Supplemental Indenture No. 6 and to those covenants specified in Section 14.3 of the Original Indenture.
          SECTION 2.13. Waiver of Certain Covenants.
          Notwithstanding the provisions of Section 10.11 of the Original Indenture, the Company may omit in any particular instance to comply with any term, provision or condition set forth in Sections 10.4 to 10.8, inclusive, of the Original Indenture, with Section 2.4 of this Supplemental Indenture No. 6 and with any other term, provision or condition with respect to the 6.15% Notes (except any such term, provision or condition which could not be amended without the consent of all Holders of the 6.15% Notes), if before or after the time for such compliance the Holders of at least a majority in principal amount of all outstanding 6.15% Notes or such series thereof, as applicable, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

          SECTION 2.14. Acceleration of Maturity; Recission and Annulment.
          If an Event of Default with respect to Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series may declare the principal of, and the Make-Whole Amount, if any, on, all the Securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal or specified portion thereof shall become immediately due and payable. If an Event of Default with respect to the Securities of any series set forth in Sections 5.1(1), 5.1(2) and 5.1(6) of the Original Indenture occurs and is continuing, then in every such case all the Securities of that series shall become immediately due and payable, without notice to the Company, at the principal amount thereof plus accrued interest to the date the Securities of that series are paid plus the Make-Whole Amount, if any, on the Securities of that series.
          SECTION 2.15. Provision of Financial Information.
          Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required to file such documents if the Company were so subject.
          The Company will also in any event (x) within 15 days of each Required Filing Date (i) if the Company is not then subject to such Section 13 or 15(d), transmit by mail to all Holders of 6.15% Notes, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.
          SECTION 2.16. Event of Default.

          If an Event of Default pursuant to Section 5.1(6) or (7) of the Original Indenture shall have occurred, the principal amount of and the Make-Whole Amount on all outstanding notes shall become due and payable without any declaration or other act on the part of the Trustee or of the Holders.
ARTICLE THREE
MISCELLANEOUS PROVISIONS
          SECTION 3.1. Ratification of Original Indenture.
          Except as expressly modified or amended hereby, the Original Indenture continues in full force and effect and is in all respects confirmed and preserved.
          SECTION 3.2. Fiscal Year.
          The Company shall notify the Trustee of its fiscal year and any change thereof.
          SECTION 3.3. Governing Law.
          This Supplemental Indenture No. 6 and each 6.15% Note shall be governed by and construed in accordance with the laws of the State of New York. This Supplemental Indenture No. 6 is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.
          SECTION 3.4. Counterparts.
          This Supplemental Indenture No. 6 may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 6 to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

COMMERCIAL NET LEASE REALTY, INC., as Issuer
By:
Kevin B. Habicht
Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer

WACHOVIA BANK, NATIONAL ASSOCIATION as Trustee
By:
Stephanie Moore
Assistant Vice President

Exhibit A
Form of 6.15% Notes